Exhibit 4.3

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the Indenture

Dated as of March 21, 2003

Senior Exchangeable

Beneficial Unsecured exChangeable Securities (BUCS)/TM/ due 2023

/TM/	Trademark of Merrill Lynch & Co., Inc.

SECOND SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Indenture, dated as of March 21, 2003 the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s Senior Exchangeable Beneficial Unsecured exChangeable Securities due 2023 (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of June 27, 2003, and this Second Supplemental Indenture, dated as of November 12, 2004 and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation, and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, Section 3.8 of the Indenture provides that the Purchase Price of the Debentures in respect of which a Purchase Notice has been given, or a specified percentage thereof, may be paid by delivery of News Corporation Preferred ADSs; and

WHEREAS, in connection with the Share Exchange, each of the News Corporation Preferred ADSs will be exchanged for shares of the Class A Common Stock, par value $0.01 per share, of News Corporation (“News Corporation Class A Common Stock”), on a two for one basis, such that a holder of one of the News Corporation Preferred ADSs will receive two shares of News Corporation Class A Common Stock in such share exchange; and

WHEREAS, Section 9.1 of the Indenture provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities or, so long as any of the BUCS shall remain outstanding, the holders of the BUCS;

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Second Supplemental Indenture and have done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

ORIGINAL INDENTURE

SECTION 1.1 Effect of Original Indenture.

Except as specifically provided in this Second Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.1 Amendments to the Indenture

Effective upon the Share Exchange, in accordance with Section 9.1 of the Original Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 1.1(b) of the Indenture shall be amended as follows:

(i) The definition of “News Corporation” shall be amended in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, or a successor entity pursuant to a merger, consolidation, amalgamation or other reorganization.

(ii) The definitions of “News Corporation Preferred ADRs,” “News Corporation Preferred ADSs,” “News Corporation Preferred Ordinary Shares,” “News Deposit Agreement” and “News Depositary,” in Section 1.1(b) of the Indenture shall be deleted in their entirety.

(iii) The following definitions shall be added immediately following the definition of “News Corporation”:

“News Corporation Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of News Corporation.

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited, a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(c) The last sentence of the second paragraph of Section 2.5 of the Indenture and the third paragraph of such section shall be amended in their entirety as follows:

For purposes of this paragraph, the term “hold” means (i) receipt from the Transfer Agent of a notice advising the Paying Agents that the shares of News Corporation Class A Common Stock are available for delivery or (ii) receipt from the Transfer Agent of a notice advising the Paying Agent that the BSkyB Ordinary Shares are available for delivery.

If the Paying Agents hold, in accordance with the terms of this Indenture, money or BSkyB Ordinary Shares sufficient to pay the Purchase Price of such Security on a Purchase Date, then, immediately after such Purchase Date, such Security will cease to be outstanding and interest on such Security will cease to accrue, whether or not such Security is delivered to the Paying Agent, and all other rights of the Holder, including the Holder’s right to exchange a Security for BSkyB Ordinary Shares, shall terminate and lapse (other than the right to receive the Purchase Price upon delivery of the Security). For purposes of this paragraph, the term “hold” means receipt from the Transfer Agent of a notice advising the Paying Agent that the BSkyB Ordinary Shares or shares of

News Corporation Class A Common Stock are available for delivery.

(d) Clause (iv) of Section 3.8(e) of the Indenture shall be amended in its entirety to read as follows:

(iv) the receipt by the Trustee of (a) an Officers’ Certificate to the effect that (A) the terms of the issuance of such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are in conformity with this Indenture, (B) the BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock to be delivered on or prior to the Purchase Date will be deposited with the Transfer Agent, and (C) (i) if such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are newly issued or are treasury shares, such shares have been duly authorized and, when such BSkyB Ordinary Shares or News Corporation Preferred ADSs have been issued and delivered pursuant to the terms of this Indenture in payment of such specified percentage of the Purchase Price in respect of Securities, such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock will be duly and validly issued, fully paid and nonassessable, free of any preemptive rights and free and clear of any lien or adverse claim or (ii) if such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are not newly issued or treasury shares, such shares will be free and clear of any lien or adverse claim, and stating that conditions (i), (ii) and (iii) above and the condition set forth in the second succeeding sentence have been satisfied; and (b) an Opinion of Counsel to the effect of (A) and (C) above and, stating that conditions (ii) and (iii) above have been satisfied.

(e) Clause (i) of Section 2.4 of the Indenture shall be amended in its entirety to read as follows:

(i) the sale or disposition (by merger or otherwise) of a Subsidiary Guarantor (other than News Holdings) to an entity which is not a subsidiary of News Corporation or

(f) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Corporation Preferred ADSs shall be deemed to be references to shares of News Corporation Class A Common Stock

(g) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references (i) in the definition of “Registration Rights Agreement” in

Section 101 of the Indenture shall be deemed to refer to News Holdings, and (ii) in the fourth paragraph of the recitals, in clause (ii) of Section 2.10, in Article VIII, in the last sentence of the fifth paragraph from the end of Section 12.1, and in the parenthetical in clause (ii) of the fourth paragraph from the end of Section 12.1 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 3.2 Governing Law.

Subject to the following sentence, this Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3 Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

SECTION 3.4 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation), as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and Group General Counsel, News Corporation (a Delaware corporation), as Attorney for the Guarantors

The Bank of New York, as Trustee

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of each of News America Incorporated and News Corporation, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of each such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela S. Weissert
Name:
Title:	Notary Public, State of New York

No. OIWE4956083

Qualified in Nassau County

Commission Expires September 11, 200

[Notarial Seal]